Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form S-3 of our report dated March 8, 2024, relating to the financial statements of Cadrenal Therapeutics, Inc. as of December 31, 2023 and 2022, and for the year ended December 31, 2023 and for the period from January 25, 2022 (inception) through December 31, 2022 appearing in the entity’s Annual Report on Form 10-K for the year ended December 31, 2023.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

East Brunswick, New Jersey

March 12, 2024